Exhibit 16.1

April 7, 2009

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Bank of Florida Corporation, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Bank of Florida Corporation’s Form 8-K report dated April 6, 2009. We agree with the statements concerning our Firm in such Form 8-K. We also reviewed the disclosure with respect to Bank of Florida Corporation’s consultation with Porter Keadle Moore, LLP with respect to goodwill impairment. We agree with Bank of Florida Corporation’s summary of views with respect to this item.

Very truly yours,

HACKER, JOHNSON & SMITH PA